EXHIBIT 99.1

MGP Ingredients, Inc. to Purchase Lawrenceburg, Indiana Distillery Assets

ATCHISON, Kan., Oct. 21, 2011 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today announced that its wholly-owned subsidiary, MGPI of Indiana, LLC, signed an agreement with Lawrenceburg Distillers Indiana, LLC ("LDI") to acquire LDI's beverage alcohol distillery assets located in Lawrenceburg, Ind., and used in the production of customized and premium grade whiskeys, gins and grain neutral spirits.

The LDI assets to be purchased include distillery assets, related bulk barrel storage facilities, blending operations and a tank farm. The company will pay LDI cash equal to the current assets minus current liabilities of the distillery assets, currently estimated at $15,000,000, as of the closing date. The acquisition is subject to certain regulatory approvals and the satisfaction of other customary closing conditions. The purchase is expected to close in the fourth quarter of calendar year 2011 or the first quarter of calendar year 2012 and is expected to be funded through bank financing.

The acquisition would add significant new production capacity to MGPI's food grade alcohol area and enables the company to begin producing premium bourbon and corn and rye whiskeys, while also increasing its gin and grain neutral spirits output.

"We are extremely excited about the opportunity to acquire the LDI distillery, which is one of the largest beverage alcohol distilleries in the world," said Timothy W. Newkirk, President and CEO. "The purchase is in response to the numerous requests from our customers to supply them with high quality whiskeys and bourbons, in addition to our premium vodkas and gins."

The company is not purchasing LDI's assets related to packaging and bottling of alcoholic beverages, located adjacent to the distillery operation. The sale of the packaging and bottling business is anticipated to be sold to a third party that is unaffiliated with MGPI, and the closing of that transaction is a condition to the closing of MGPI's acquisition of the distillery assets.

About MGP Ingredients, Inc.

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities. For more information, visit www.mgpingredients.com.

About Lawrenceburg Distillers Indiana, LLC

Lawrenceburg Distillers Indiana, LLC is one of the largest beverage alcohol distilleries in the world and produces a variety of customized and premium grade whiskeys, gins and neutral grain spirits. The facility, located in the city of Lawrenceburg in the southeast corner of Indiana, was established in 1847 under the name Rossville Distillery. Through the years, it has been owned and operated at various periods by Joseph E. Seagram and Sons and Pernod Ricard. It was acquired by CL Financial in 2007 at which time the facility assumed its current name.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the inability to obtain required regulatory approvals and consents to complete the distillery asset purchase, including, without limitation, the governmental approvals relating to the alcohol industry sectors represented by the assets being acquired from LDI, (ii) the inability to effectively operate and integrate the LDI distillery assets on an operationally successful and profitable basis, (iii) challenges in selling sufficient output from the facility on a profitable basis, (iv) the availability and cost of grain and transportation thereof to the Lawrenceburg facilities, and fluctuations in energy costs, (v) unexpected capital and operating costs associated with the LDI operation, (vi) the effectiveness of our hedging strategy, (vii) the competitive environment and related market conditions, (vii) our ability to realize operating efficiencies, (ix) and actions of governments. For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

CONTACT: Marta Myers
         913-367-1480